Exhibit 10.24

SECOND AMENDMENT TO THE
MURPHY OIL CORPORATION
2018 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
WHEREAS, the Murphy Oil Corporation 2018 Stock Plan for Non-Employee Directors, effective as of May 9, 2018 (the “Plan”), was adopted by the Board of Directors (the “Board”) of Murphy Oil Corporation (the “Company”) to enhance the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions; and
WHEREAS, pursuant to Section XII of the Plan, the Board has the authority to amend the Plan at any time.
NOW THEREFORE, effective February 5, 2020, the Plan is amended in the manner as set forth below:

1.	Section IV is amended to replace paragraphs (1) with the following:
Subject to any adjustment as provided in Section XI, an aggregate of 500,000 shares of Common Stock shall be available for issuance of grants under the Plan. In no event shall any individual Participant receive compensation with respect to any calendar year, including grants of awards under the Plan and any cash fees paid to such Participant for services rendered for such calendar year, in excess of $750,000, with the value of any shares of Common Stock subject to awards granted under the Plan calculated based on the aggregate Fair Market Value (or in the case of Stock Options, the grant date value of such Stock Options as determined by the Committee) of such shares of Common Stock at the time of grant. The shares of Common Stock deliverable upon the exercise of Stock Options or the award or settlement of Restricted Stock or Restricted Stock Units may be made available from authorized but unissued Common Shares or Common Shares reacquired by the Company, including Common Shares purchased in the open market. If any grants under the Plan shall be cancelled, forfeited, expire or terminate for any reason without Common Shares having been delivered, the Common Shares subject to, but not delivered under, such grants may again become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan. No Common Shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to Section VI of the Plan shall become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.
This second amendment to the Plan has been approved by the Board as of this 5th day of February, 2020.